EXHIBIT 12.1

                    THE INTERPUBLIC GROUP OF COMPANIES, INC.
              CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)
                           (in millions except ratios)

A.   As reported
     -----------

     The earnings to fixed charges ratios presented in the table below are based on amounts reported in our March 31, 2003 Form 10-Q.


                                                                  Year Ended December 31,
                          Quarter Ended      -------------------------------------------------------------------
                         March 31, 2003        2002           2001           2000           1999          1998
                         --------------      --------       --------       --------       -------       --------
EARNINGS
Pre-tax income from
continuing operations...   $     (8.7)     $     265.4     $   (563.5)    $    791.4     $     644.3    $     678.2
                           -----------     -----------     -----------    ----------     -----------    -----------

FIXED CHARGES
Interest expense........         38.8            145.6          164.6          126.3            99.5           86.5
Rent interest factor....         38.2            154.8          158.0          150.1           131.2          115.9
                           -----------     -----------     -----------    ----------     -----------    -----------

Total Fixed Charges.....   $     77.0           $300.4         $322.6         $276.4          $230.7         $207.4
                           ===========     ===========     ===========    ==========     ===========    ===========
Adjusted Earnings.......   $     68.3      $     565.8     $   (240.9)    $  1,067.8     $     875.0    $     880.6
Ratio of Earnings to
Fixed Charges...........        --(2)            1.88x           --(2)         3.86x           3.79x          4.35x

B.   Supplemental
     ------------

     The earnings to fixed charges ratios presented in the table below are based on March 31, 2003 amounts adjusted for the anticipated disposition of NFO.


                                                                  Year Ended December 31,
                          Quarter Ended      -------------------------------------------------------------------
                         March 31, 2003        2002           2001           2000           1999          1998
                         --------------      --------       --------       --------       -------       --------
EARNINGS
Pre-tax income from
continuing operations.     $    (13.0)     $     211.4     $   (586.4)    $    778.9     $     630.6    $     648.4
                           -----------     -----------     -----------    ----------     -----------    -----------

FIXED CHARGES
Interest expense......           38.8            145.6          164.6          126.3            99.5           86.5
Rent interest factor..           35.5            145.2          148.8          141.6           126.1          112.8
                           -----------     -----------     -----------    ----------     -----------    -----------

Total Fixed Charges...     $     74.3           $290.8         $313.4         $267.9          $225.6         $199.3
                           ===========     ===========     ===========    ==========     ===========    ===========

Adjusted Earnings.....     $     61.3      $     502.2     $   (273.0)    $  1,046.8     $     856.2    $     847.7
Ratio of Earnings to
Fixed Charges.........          --(2)            1.73x           --(2)         3.91x           3.80x          4.25x

-----------------------
(1) In calculating the ratio of earnings to fixed charges, earnings are the sum of earnings from continuing operations before income taxes, income applicable to minority interests and equity in net income (loss) of unconsolidated affiliates, plus fixed charges. Fixed charges are the sum of interest on indebtedness, amortization of debt discount and expense and that portion of net rental expense deemed representative of the interest component.

(2) For the quarter ended March 31, 2003 and the year ended December 31, 2001, we had a deficiency of earnings to fixed charges. Results as reported would have required additional earnings of $13.0 million for the quarter ended March 31, 2003 and $586.4 million for the year ended December 31, 2001, respectively, to provide a one-to-one coverage ratio for those periods. Supplemental results would have required additional earnings of $8.7 million for the quarter ended March 31, 2003 and $563.5 million for the year ended December 31, 2001, respectively, to provide a one-to-one coverage ratio for those periods. The decline in the ratio of earnings to fixed charges subsequent to 2000 is due to lower income from operations, including restructuring- and merger-related charges (in 2001) and impairment charges (in 2001, 2002 and 2003), as compared to prior periods.